Exhibit 99.1

Brand Energy & Infrastructure Services, Inc. Announces Pricing of Tender Offer and Consent Solicitation With Respect to Outstanding 13% Senior Subordinated Pay-In-Kind Notes due 2013; Also Announces Receipt of Consents Necessary to Enter Into Supplemental Indenture

KENNESAW, Georgia (January 18, 2007) --- Brand Energy & Infrastructure Services, Inc. (the “Company”) announced today the pricing terms of the previously announced tender offer and consent solicitation for any and all of its outstanding 13% Senior Subordinated Pay-In-Kind Notes due 2013, which commenced January 3, 2007.

The total consideration for each $1,000 principal amount of notes validly tendered and not revoked prior to 5:00 p.m., New York City time, on January 17, 2007 (the “Consent Date”) is $1,112.24, which includes a consent payment of $30 (the “Consent Payment”). The total consideration was determined by reference to a fixed spread of 50.0 basis points over the bid-side yield of the 4.0% U.S. Treasury Note due September 30, 2007, which was calculated at 10:00 a.m., New York City time, on January 18, 2007.  The reference yield and the tender offer yield are 5.150% and 5.650%, respectively.  Holders of notes tendered on or prior to the Consent Date will also receive accrued and unpaid interest on the notes, if any, from the last interest payment date up to, but not including, the payment date for the offer (the “Payment Date”).

Holders tendering their notes after the Consent Date, but on or prior to 5:00 p.m., New York City time, on February 1, 2007, unless extended, will receive the tender offer consideration of $1,082.24 per $1,000 principal amount of notes tendered, but will not receive the Consent Payment.  In addition, holders of notes tendered after the Consent Date will receive accrued and unpaid interest on the notes, if any, from the last interest payment date up to, but not including, the Payment Date.

The Company also announced that it obtained consents to the proposed amendments to the indenture governing the notes, described in more detail in the offer to purchase and consent solicitation statement, from the holders of a majority in aggregate principal amount of outstanding notes.  As of the Consent Date, tenders and consents had been received with respect to approximately 99.99% of the outstanding principal amount of the notes.  The consent condition has been satisfied with respect to the notes.  Tendered notes may not be withdrawn and delivered consents may not be revoked after the Consent Date.  Promptly following the Consent Date, the supplemental indenture will be executed and, upon acceptance by the Company for purchase of tendered notes, will, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 1, 2007, unless extended.

Holders of notes may not tender notes without delivering consents and may not deliver consents without tendering notes.  The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, remains conditioned on, among other things, the consummation of the Company’s sale of its common stock to FR Brand Acquisition Corp., an entity majority-owned by funds sponsored by First Reserve Corporation, as described in more detail in the offer to purchase and consent solicitation statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “believe,” “estimate,” “could,” “expect,” “future,” “intend,” “plan,” “predict,” “project,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.